Exhibit 99.1

Digital Brands Group, Inc. Announces Exercise and Closing of Remaining Over-Allotment Option

AUSTIN, Texas, June 28, 2021 -- Digital Brands Group, Inc. (NASDAQ: DBGI) ("Digital Brands" or the "Company"), today announced the underwriters of Digital Brand’s previously announced public offering that initially closed on May 18, 2021 have purchased an additional 361,445 shares of common stock pursuant to the exercise by the underwriters of the remaining portion of their over-allotment option at a public offering price of $4.15 per share. Digital Brands has now sold a total of 2,771,084 shares of common stock and warrants to purchase 2,771,084 shares of common stock for aggregate gross proceeds of approximately $11.5 million, prior to deducting underwriting discounts, commissions, and other offering expenses.

The Company’s shares of common stock and warrants are listed on the Nasdaq Capital Market under the symbols “DBGI” and “DBGIW”, respectively.

EF Hutton, division of Benchmark Investments, LLC, acted as the sole book-running manager for the offering. Manatt, Phelps & Phillips, LLP represented Digital Brands and Nelson Mullins Riley & Scarborough LLP acted for EF Hutton.

The Securities and Exchange Commission ("SEC") declared effective a registration statement on Form S-1 (File No. 333-255193) relating to these securities on May 13, 2021, and a related registration statement on Form S-1 (File No. 333-256174) was filed pursuant to Rule 462(b) under the Securities Act, as amended, on May 14, 2021. A final prospectus relating to this offering was filed with the SEC on May 17, 2021.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there by any sale of the common stock and warrants, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Digital Brands Group, Inc.

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels., Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. We focus on owning the customer’s “closet share” by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value (“LTV”) while increasing new customer growth.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047